Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127324) pertaining to the Expedia Retirement Savings Plan of our report dated May 15, 2006, with respect to the financial statements and schedule of the Expedia Retirement Savings Plan included in this Annual Report (Form 11-K) for the period from August 9, 2005 to December 31, 2005.

/s/ ERNST & YOUNG LLP
Seattle, Washington

June 23, 2006